Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162310, 333-162009, 333-140105, 333-142013 and 333,168188 on Forms S-3 and Registration Statement Nos. 333-64495, 333-33481, 333-149882 and 333-125863 on Forms S-8 of Altair Nanotechnologies Inc. of our reports dated February 25, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Altair Nanotechnologies Inc. for the year ended December 31, 2010.

/s/ Perry-Smith LLP

Sacramento, California
February 25, 2011